AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT (“Amendment”) is made as of this 1st day of May, 2019, by and between PACIFIC LIFE INSURANCE COMPANY (“Company”), AMERICAN CENTURY INVESTMENT SERVICES, INC. (“Distributor”) and AMERICAN CENTURY SERVICES, LLC (“Transfer Agent”) (Distributor and Transfer Agent shall be collectively referred to as “American Century”)  (Company and American Century shall be collectively referred to as the “Parties.”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company and American Century are parties to that certain Participation Agreement dated May 1, 2012 (the “Agreement”); and

WHEREAS, the Parties now agree that the Company intends to add Variable Insurance Products that will offer Class I shares of the Portfolios named in Schedule B of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties hereto agree as follows:

1.                  Schedule B to the Agreement is deleted in its entirety and replaced by Schedule B attached hereto.

2.                  Section 2.3 is hereby deleted in its entirety and replaced with the following:

“2.3.                 The Distributor represents and warrants that the Fund has adopted Rule 12b-1 Plans, where applicable, under which it makes payments to finance distribution expenses and further represents and warrants that the Fund has a Board, a majority of whom are not interested persons of the Fund, which has formulated and approved each of its Rule 12b-1 Plans to finance distribution expenses of the Fund and that any change to the Fund’s Rule 12b-1 Plans will be approved by a similarly constituted Board.”

3.                  The amendments set forth herein shall be effective as of May 1, 2019.

4.                  Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

5.                  Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6.                  Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed in its name and on behalf of its duly authorized officer as of the date first listed above.

PACIFIC LIFE INSURANCE COMPANY		AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Jose T. Miscolta	By:	/s/ Kyle W. Langan
Name:	Jose T. Miscolta	Name: Kyle W. Langan
Title:	Assistant Vice President	Title: Vice President

Attest:	/s/ Brandon J. Cage	AMERICAN CENTURY SERVICES, LLC
Brandon J. Cage
Assistant Secretary

		By:	/s/ Ryan L. Blaine
Name: Ryan L. Blaine
Title: Vice President

SCHEDULE B

Designated Portfolios

All Class I and II shares of the American Century VP Mid Cap Value Fund